Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WCG PURCHASER HOLDINGS CORP.”, CHANGING ITS NAME FROM “WCG PURCHASER HOLDINGS CORP.” TO “WCG CLINICAL, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF MAY, A.D. 2021, AT 5:46 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

WCG PURCHASER HOLDINGS CORP.

Adopted in accordance with the provisions

of Section 242 of the General Corporation Law of

the State of Delaware

WCG Purchaser Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: The name of the Corporation is “WCG Purchaser Holdings Corp.” and this corporation was incorporated pursuant to the General Corporation Law on November 1, 2019 under the name “Da Vinci Purchaser Holdings Corp.”.

SECOND: This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation in order to change the name of the Corporation, in accordance with the applicable provisions of Section 242 and Section 133 of the General Corporation Law.

THIRD. Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

The name of this Company is “WCG Clinical, Inc.”.

[Signature Page Follows]

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: May 4, 2021

WCG PURCHASER HOLDINGS CORP.

By:	/s/ Alan Lefkowitz

Name: Alan Lefkowitz
Title: Vice President and Secretary